SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

Valued Advisers Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transactions applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

July 8, 2021

Dear Valued Shareholder:

As you are aware, Bradley, Foster, & Sargent (“BFS”), investment adviser to the BFS Equity Fund, intends to engage in an equity recapitalization, in an effort to ensure firm continuity as certain founding shareholders move toward retirement. Because this recapitalization will result in a technical change of control of BFS, the existing investment advisory agreement with respect to the BFS Equity Fund will automatically terminate. Therefore, shareholders of the fund are being asked to approve a new investment advisory agreement. Please keep in mind that there will be no change in the individuals responsible for managing the fund’s portfolio as a result of the transaction, and there will be no changes to the investment advisory fee paid by the fund.

Please take some time to review the enclosed proxy materials. The Special Meeting of Shareholders has been adjourned to August 6, 2021, and it is very important that we receive your vote as soon as possible. Please follow the instructions provided to ensure that your vote is counted. Voting is quick and easy, and you may vote by returning the enclosed proxy card, by calling the toll-free number on the proxy card, or online at the website listed on the proxy card.

Thank you for your continued support of the BFS Equity Fund.